Exhibit 99.01
          Cepheid Reports Third Quarter and Nine Months 2003 Results

 Nine Month Total Revenues Increase By 33% Driven By 25% Increase in Product
        Sales, Gross Margin Dollars on Product Sales Increase By 116%

    SUNNYVALE, Calif., Nov. 4 /PRNewswire-FirstCall/ -- Cepheid (Nasdaq: CPHD) today announced financial results for the quarter and nine months ended September 30, 2003.

    Product sales for the quarter ended September 30, 2003 increased 23% to approximately $4.6 million from approximately $3.8 million for the corresponding prior year period while product sales for the nine months period ended September 30, 2003 increased 25% to approximately $11.0 million from $8.8 million for the corresponding prior year period. The increase in product sales for both the three and nine month periods ended September 30, 2003 as compared to the corresponding prior year periods was due to the 26% and 60% increase, respectively, in reagent and disposable sales and a 23% and 21% increase, respectively, in instrument sales. Total revenues for the quarter ended September 30, 2003 increased 21% to approximately $5.4 million compared to approximately $4.4 million for the corresponding prior year period, while total revenues for the first nine months ended September 30, 2003 increased 32% to $13.3 million from $10.0 million for the corresponding prior year period. The increase in total revenue for both the three and nine months ended September 30, 2003 as compared to the corresponding prior year periods was due primarily to the increase in product sales and grant and government sponsored research revenue.

    Gross Margin Dollars on product sales (total product sales less cost of product sales) for the three and nine months ended September 30, 2003 increased by 124% and 116%, respectively, as compared to the corresponding prior year periods. The gross margin percentage on product sales for the quarter ended September 30, 2003 increased to 40% compared to 22% for the corresponding prior year period and increased to 41% for the nine months ended September 30, 2003 as compared to 24% for the corresponding prior year period. The increase in gross margin on product sales for the quarter and nine months ended September 30, 2003 as compared to the corresponding prior year periods is due primarily to manufacturing economies of scale and improved product pricing. Net loss for the quarter and nine months ended September 30, 2003 was approximately $3.9 million, or $0.11 per share and $13.0 million, or $0.40 per share, respectively, compared to a net loss of approximately
$5.8 million, or $0.20 per share and $16.3 million, or $0.60 per share for the corresponding prior periods.

    Commenting on third quarter and nine months performance, Chief Executive Officer John Bishop stated:

    "We saw some improvement in the U.S. Life Sciences market during the third quarter however, we continue to see a longer sales process as compared to prior years. Orders were received during the third quarter for 52% of the units remaining in buyer's purchasing departments at the end of the second quarter and we believe that 93% of the potential orders still in purchasing continue to be viable. We continue to progress in penetrating the Life Sciences market as demonstrated by our receipt during the quarter of a purchase order from the Food and Drug Administration (FDA) for the purchase of sixteen Cepheid Smart Cycler(R) II processing blocks to be utilized with basic Smart Cycler II starter systems for general use in the food safety testing program."

    "In the Clinical market, we sold the Group B Strep (GBS) product to a number of new accounts. A specific account issued its own press release announcing that a woman can now be screened for GBS at the time of labor and delivery and avoid potential unnecessary antibiotic treatment if she is not colonized with GBS. In addition, The Jesse Cause, a patients' advocacy group focused on increasing the awareness of and testing of Group B Strep, has included the IDI-Strep B(TM) product in its patient education pamphlet stating: 'It is the most reliable method to detect GBS just prior to delivery.'"

    "In the BioThreat market, the Northrop Grumman led consortium, of which Cepheid is a part, completed the pre-production evaluation of the Biohazard Detection System (BDS) for the United States Postal Service (USPS). A representative of the USPS stated in an interview with Global Security Newswire appearing on September 9, 2003, that the USPS completed last month a 15-city test of the BDS. The article quoted a USPS spokesman as describing the test as a 'resounding success.' Deployment of production units of the BDS continues to be expected in early 2004."

    "The company improved its cash position with a $10.0 million financing during the quarter with a single institution. The investor holds an option to invest an additional $2.0 million, which must be exercised on or before November 11, 2003."

    "As previously announced, subsequent to September 30, Cepheid received a $2.0 million option payment from a potential partner for a strategic commercial relationship. If the option is exercised, the payment would be credited toward amounts payable by the partner to Cepheid. If the option is not exercised, Cepheid would retain the option payment."

    2003 Outlook

    Commenting on Cepheid's outlook for 2003, Mr. Bishop stated:

    "We continue to expect to ship GeneXpert module first article production units for the BDS in the fourth quarter of this year, with deployment expected in early 2004. As stated in our second quarter release, this will set the stage for our potential crossover to profitability in the last quarter of 2004 or early 2005, depending on the actual deployment schedule of the USPS BDS units for phases I and II and resulting test cartridge utilization in conjunction with realized growth in the Life Sciences and Clinical Genetic Assessment market segments. We are maintaining our guidance for 2003 product sales to be in the range of $14 million to $16 million. We expect our 2003 net loss to be in the range of $18.0 million to $19.0 million or $0.53 to $0.56 per share based on quarter-end weighted average shares outstanding."

    Conference Call Information

    Cepheid's Chairman Tom Gutshall, CEO John Bishop and CFO John R. Sluis, will host a conference call today at 4:30 pm (Eastern) to discuss Cepheid's financial results, business highlights and outlook. The call will be simultaneously broadcast over the Internet. Interested participants and investors may access the teleconference call by dialing 800-215-6437 (domestic) or 706-679-7393 (international). There will also be a live webcast of the call on the Investor Relations section of Cepheid's web site at www.cepheid.com . Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software.

    After the live webcast, the call will remain available on Cepheid's website, www.cepheid.com , through November 4, 2004. A replay of the conference call will be available at 800-642-1687 (domestic) or 706-645-9291 (international) through November 11, 2003; the conference ID is 3704758. The replay will be available after 5:30 pm (Eastern).

    About Cepheid

    Cepheid (Nasdaq: CPHD), based in Sunnyvale, Calif., is a leading developer, manufacturer and marketer of fully integrated systems that enable genetic assessment when and where it is needed. Founded in 1996, the company is commercializing its technology and products worldwide for research, medical, and industrial applications requiring assessment of the human genome, infectious disease and biothreat agents. See www.cepheid.com for more information.

    This press release contains forward-looking statements that are not purely historical regarding Cepheid's or its management's intentions, beliefs, expectations and strategies for the future, including those relating to sales of systems currently in purchasing departments and sales of systems for specific applications, future revenues, future net losses, the status of the USPS BDS program, and business prospects. Because such statements deal with future events, they are subject to various risks and uncertainties, and actual results could differ materially from the company's current expectations. Factors that could cause actual results to differ materially include risks and uncertainties such as those relating to: the scope and timing of actual USPS funding and deployment of the BDS system, the rate of environmental testing using the BDS conducted by the USPS, which will affect the amount of consumable products sold, and whether the system-as-built performs to specifications; potential customers may continue to delay or abandon purchasing plans for systems; the performance and market acceptance of the Group B Strep product; Cepheid's reliance on distributors to market, sell and support its products; Cepheid's success in increasing its direct sales; the impact of competitive products and pricing; the ability of Cepheid to manage geographically-dispersed operations; underlying market conditions worldwide ; and development and manufacturing problems, including with respect to the GeneXpert(R) system and reagents. Readers should also refer to the section entitled "Risk Factors" in Cepheid's Annual Report on Form 10-K for 2002 and "Factors that Might Affect Future Results" in its most recent quarterly reports on Form 10-Q, each filed with the Securities and Exchange Commission.

    All forward-looking statements and reasons why results might differ included in this release are made as of the date of this press release, based on information currently available to Cepheid, and Cepheid assumes no obligation to update any such forward-looking statement or reasons why results might differ.

    For further information, please contact: John Bishop, CEO, bishop@cepheid.com , or John Sluis, CFO, sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Cynthia Martin, +1-312-640-6741,
clmartin@webershandwick.com , or Investor/Analyst Information, Tricia Ross, +1-310-407-6540, tross@webershandwick.com , both of FRB | Weber Shandwick, for Cepheid.

                                   CEPHEID

               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (Unaudited)
                    (in thousands, except per share data)

                            Three months ended            Nine months ended
                               September 30,                 September 30,
                             2003          2002          2003         2002
     Revenues:
      Instrument sales      $4,074       $3,315       $9,433       $7,814
      Reagents and
       disposables sales       568          450        1,523          949
        Total product sales  4,642        3,765       10,956        8,763
      License and royalty
       revenue                   8           71           44          200
      Grant and government
       sponsored research
       revenue                 619          484        1,868          845
      Research and development
       contract revenue         98          109          382          193
        Total revenues       5,367        4,429       13,250       10,001
     Operating costs and
      expenses:
      Cost of product sales  2,768        2,928        6,433        6,672
      Research and
       development           4,004        4,546       11,866       13,110
      Selling, general and
       administrative        2,503        2,471        7,928        6,311
      Restructuring expenses    --          262           --          262
       Total operating costs
     and expenses            9,275       10,207       26,227       26,355
     Loss from operations   (3,908)      (5,778)     (12,977)     (16,354)
     Other income (expense)      7           17         (34)           88
     Net loss              $(3,901)     $(5,761)    $(13,011)    $(16,266)
     Net loss per share,
      basic and diluted     $(0.11)      $(0.20)      $(0.40)      $(0.59)
     Shares used in
      computing net loss
      per share, basic
      and diluted           33,985       29,302       32,596       27,342

                                     CEPHEID

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (in thousands, except share and per share amounts)

                                      ASSETS

                                                 September 30,  December 31,
                                                     2003         2002 (1)
                                                 (unaudited)
    Current assets:
      Cash and cash equivalents                    $15,166        $14,505
      Restricted cash                                1,166          2,296
      Accounts receivable                            3,521          3,044
      Inventory                                      4,627          3,850
      Prepaid expenses and other current assets      1,040            352
        Total current assets                        25,520         24,047
      Property and equipment, net                    7,813          6,144
      Other assets                                      50             --
        Total assets                               $33,383        $30,191

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                              $2,382         $2,367
      Accrued compensation                           1,480          1,171
      Accrued other liabilities                      2,407          2,092
      Current portion of equipment financing         1,764          1,423
      Current portion of bank loan payable              36             32
        Total current liabilities                    8,069          7,085
    Equipment financing, less current portion        2,094          1,629
    Bank loan payable, less current portion            374            364
    Deferred rent                                      464            355

    Shareholders' equity:
      Common stock                                  90,487         75,928
      Additional paid-in capital                     7,490          7,505
      Deferred stock-based compensation                 (6)          (103)
      Accumulated foreign exchange
       translation adjustment                           (2)             4
      Accumulated deficit                          (75,587)       (62,576)
        Total shareholders' equity                  22,382         20,758
        Total liabilities and
         shareholders' equity                      $33,383        $30,191

    (1) The balance sheet at December 31, 2002 has been derived from the audited financial statements which are included in the Company's Form 10-K filed with the Securities and Exchange Commission.

SOURCE  Cepheid
    -0-                             11/04/2003
    /CONTACT: John Bishop, CEO, bishop@cepheid.com , or John Sluis, CFO, sluis@cepheid.com, both of Cepheid, +1-408-541-4191; or Media, Cynthia Martin, +1-312-640-6741, clmartin@webershandwick.com , or Investor/Analyst Information, Tricia Ross, +1-310-407-6540, tross@webershandwick.com , both of FRB | Weber Shandwick, for Cepheid/
    /Web site:  http://www.cepheid.com /
    (CPHD)

CO:  Cepheid
ST:  California
IN:  MTC BIO HEA
SU:  ERN CCA